LEBANON MUTUAL INSURANCE COMPANY
137 WEST PENN AVENUE
CLEONA, PENNSYLVANIA 17042
NOTICE OF SPECIAL MEETING OF POLICYHOLDERS
                     Notice is hereby given that a Special Meeting of Policyholders (the “Special Meeting”) of Lebanon Mutual Insurance Company (“Lebanon Mutual” or the “Company”) will be held at                                                                                                                               , on                                           , ___2008, at                                            a.m. Business to be considered at the Special Meeting shall be:
(1)	To consider and vote upon the Plan of Conversion from Mutual to Stock Organization (the “Plan”) providing for the conversion of Lebanon Mutual from a Pennsylvania mutual insurance company to a Pennsylvania stock insurance company, and certain related transactions including the adoption of Amended and Restated Articles of Incorporation of the Company.

(2)	To consider and vote upon any other matters that may lawfully come before the Special Meeting.
          As of the date of mailing of this Notice of Special Meeting, the Board of Directors is not aware of any other matters that may come before the Special Meeting.
          Under the Bylaws of Lebanon Mutual, each named insured under a policy of insurance issued by Lebanon Mutual that was in force at the close of business on December 19, 2007, is a policyholder entitled to vote, except that each such policy is entitled to only one vote at the Special Meeting.

BY THE ORDER OF THE BOARD OF DIRECTORS

Rollin P. Rissinger, Jr.,
President, Chief Executive Officer and Director
                                        , 2008
Cleona, Pennsylvania

          THE BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THIS PROXY MATERIAL. WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, FILL IN, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD(S) USING THE ENCLOSED PROXY REPLY ENVELOPE. THIS WILL ASSURE THAT YOUR VOTE(S) WILL BE COUNTED, BUT WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. VOTING IN FAVOR OF THE PLAN WILL NOT OBLIGATE YOU TO PURCHASE COMMON STOCK IN THE OFFERING. IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT                                          AT LEBANON MUTUAL AT (717) 272-6655 BETWEEN THE HOURS OF ___AND ___. .

LEBANON MUTUAL INSURANCE COMPANY
PROXY STATEMENT
          YOUR PROXY, IN THE FORM ENCLOSED, IS SOLICITED BY THE BOARD OF DIRECTORS OF LEBANON MUTUAL INSURANCE COMPANY FOR USE AT A SPECIAL MEETING OF ITS POLICYHOLDERS TO BE HELD ON                                         , 2008, AND ANY ADJOURNMENT OF THAT MEETING, FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE OF SPECIAL MEETING.
          THE BOARD OF DIRECTORS URGES YOU TO VOTE “FOR” THE PLAN OF CONVERSION FROM MUTUAL TO STOCK ORGANIZATION OF LEBANON MUTUAL.
INTRODUCTION
          Purpose of Meeting. A Special Meeting of Policyholders (the “Special Meeting”) of Lebanon Mutual Insurance Company (“Lebanon Mutual” or the “Company”) will be held at                                         ,                                         , on                                         , 2008, at                                          a.m., local time. The purpose of the Special Meeting is to consider and vote upon a Plan of Conversion from Mutual to Stock Organization (the “Plan”). The Plan was adopted by the Company’s Board of Directors and, if approved by two-thirds of the votes cast at the Special Meeting by named insureds under policies of insurance issued by the Company that were in force at the close of business on December 19, 2007 (“the Voting Record Date”), will permit the Company to convert from a Pennsylvania mutual insurance company to a Pennsylvania stock insurance company (the “Conversion”) and become a wholly-owned subsidiary of LMI Holdings, Inc. (the “Holding Company”) pursuant to the provisions of the Pennsylvania Insurance Company Mutual-to-Stock Conversion Act (the “Act”). The Holding Company is a Pennsylvania corporation formed by Lebanon Mutual for the purpose of becoming its holding company upon the completion of the Conversion. All statements made in this Proxy Statement regarding the Plan are qualified in their entirety by reference to the Plan, a copy of which is attached hereto as Exhibit A.

INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING
          The Board of Directors of the Company has determined that, in accordance with the Bylaws of the Company and the terms of the Plan, each named insured under an insurance policy issued by the Company that was in force at the close of business on the Voting Record Date is a member who is entitled to notice of and to vote at the Special Meeting (an “Eligible Policyholder”). Each Eligible Policyholder will be entitled at the Special Meeting to cast one vote for each insurance policy under which such Eligible Policyholder is the named insured as of the Voting Record Date; provided, however, that only one vote may be cast for each insurance policy in force as of the Voting Record Date. Thus, an Eligible Policyholder under more than one insurance policy in force as of the Voting Record Date will have more than one vote, but if there is more than one Eligible Policyholder under an insurance policy in force as of the Voting Record Date, those Eligible Policyholders will collectively have only one vote with respect to such insurance policy.
          Ten Eligible Policyholders must be present, in person or by proxy, to constitute a quorum at the Special Meeting. Approval of the Plan will require the affirmative vote, either in person or by proxy, of at least two-thirds of the votes cast at the Special Meeting. As of the Voting Record Date, the Company had 13,499 policies outstanding with respect to which Eligible Policyholders would be entitled to cast a total of 13,499 votes at the Special Meeting.
          Eligible Policyholders may vote at the Special Meeting or any adjournment thereof in person or by proxy. If no contrary instructions are given, signed proxies will be voted in favor of the Plan. If any other matters are properly presented before the Special Meeting, the proxies solicited hereby will be voted on such matters by the proxyholders according to their discretion. Any policyholder giving a proxy will have the right to revoke his or her proxy at any time before it is voted by delivering written notice or a duly executed proxy bearing a later date to the Secretary of the Company, or by attending the Special Meeting and voting in person.
          In the event of more than one Eligible Policyholder under an insurance policy, only one signature is required on the proxy. In the event that conflicting proxies are received from more than one Eligible Policyholder with respect to the same policy or in the case of a tie, the proxyholders will vote in accordance with the instructions set forth in the latest proxy to be filed.
          The Company has retained Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) to act as marketing agent in connection with the Conversion. Lebanon Mutual will pay Stifel Nicolaus a fee of $225,000 plus out-of-pocket expenses for its performance of all its duties as marketing agent. Independent agents of the Company, as the primary contact between the Company and policyholders, frequently can be expected to be the initial contact with policyholders and, as a result, may obtain proxies for or against the Plan. The Company expects to reimburse agents for their reasonable expenses. Proxies also may be solicited by officers, directors or other employees of the Company, in person, by telephone or through other forms of communication. Such persons will be reimbursed by the Company only for their expenses incurred in connection with this solicitation.
          The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof; they will not be used at any other meeting.
LMI HOLDINGS, INC.
          LMI Holdings, Inc. was incorporated under the laws of the Commonwealth of Pennsylvania at the direction of the Board of Directors of Lebanon Mutual for the purpose of serving as a holding company of Lebanon Mutual upon the acquisition of all of the capital stock issued by Lebanon Mutual in the Conversion. Prior to the Conversion, the Holding Company has not engaged, and will not engage, in any material operations. Upon completion of the Conversion, the Holding Company will have no significant assets other than the outstanding capital stock of Lebanon Mutual and between approximately $6.6 million and $ 9.9 million of the net proceeds from the offering. The Holding Company’s principal business will be to hold the stock of Lebanon Mutual. The Holding Company also may provide management services to Lebanon Mutual.
          The holding company structure will permit the Holding Company to expand the services currently offered through Lebanon Mutual, although there are no definitive plans or arrangements for expansion at present. The Holding Company will have greater flexibility than Lebanon Mutual to diversify its business activities through existing or newly-formed subsidiaries or through acquisition or merger with other insurance companies or financial service institutions. After the Conversion, the Holding Company will be subject to regulation by the Pennsylvania Insurance Department (the “Department”).
          The Holding Company’s executive offices are located at 137 West Penn Avenue, Cleona, Pennsylvania, and its telephone number is (717) 272-6655.
LEBANON MUTUAL INSURANCE COMPANY
          Lebanon Mutual is a Pennsylvania-domiciled mutual insurance company that offers a wide array of property and casualty insurance products designed to meet the insurance needs of main street businesses and individual property owners in Pennsylvania. Lebanon Mutual has two operating segments: commercial lines insurance and personal lines insurance. Organized in 1856, Lebanon Mutual’s products include commercial multi-peril, general liability, workers compensation, fire and inland marine, commercial automobile and homeowners coverages. Lebanon Mutual markets its products through a network of over 150 independent producers in Pennsylvania. Lebanon Mutual has been assigned a “B++” (Good) rating by A.M. Best.
          For the year ended December 31, 2007, Lebanon Mutual had direct written premiums of $13.6 million, revenues of $10.6 million, and net income of $582,978, and at December 31, 2007, Lebanon Mutual had assets of $27.8 million, total equity of $13.1 million, and over 14,000 property and casualty policies in force.
          Lebanon Mutual is, and after the Conversion will continue to be, subject to examination and comprehensive regulation by the Department.
          Lebanon Mutual’s principal office is located at 137 West Penn Avenue, Cleona, Pennsylvania 17042, and its telephone number is (717) 272-6655.

DESCRIPTION OF THE PLAN OF CONVERSION
General
          Effective as of December 19, 2007, Lebanon Mutual adopted a Plan of Conversion under the Act, which was amended and restated on April 16, 2008. Pursuant to the Plan, Lebanon Mutual will: (i) convert from a Pennsylvania-chartered mutual insurance company to a Pennsylvania-chartered stock insurance company, which will be accomplished by the amendment of its Articles of Incorporation to authorize the issuance of capital stock and to comply with the requirements of a Pennsylvania stock corporation, and (ii) issue all of its authorized capital stock to the Holding Company in exchange for                                         . The Holding Company will offer for sale between 1,020,00 and 1,380,000 shares of Holding Company common stock at a price of $10.00 per share (provided that, the maximum number of shares sold may be increased to 1,588,889 shares solely to accommodate the 10% interest being purchased by the ESOP and the 50,000 shares being purchased by Griffin MTS, as discussed in more detail below). This amount was determined based upon an independent valuation of the consolidated pro forma market value of Lebanon Mutual as a subsidiary of the Holding Company. The valuation was performed by Feldman Financial Advisors, Inc. (“Feldman”).
          The Conversion is contingent upon approval of the Plan by Eligible Policyholders of the Company. The Department approved the Plan on                                         , 2008, subject to the Plan’s approval by the Eligible Policyholders of the Company and subject to the satisfaction of certain other conditions imposed by the Department in its approval. A copy of the Department order approving the Conversion is attached as Exhibit B. Department approval, however, does not constitute a recommendation or endorsement of the Plan.
Background and Reasons for the Conversion
          The Plan of Conversion was adopted by Lebanon Mutual on December 19, 2007 and amended and restated on April 16, 2008. The Company adopted the Plan of Conversion because it believes that growth is critical to Lebanon Mutual’s success. As a small property and casualty insurer, the Company faces certain challenges associated with its size, including significant reliance on reinsurance, designing and implementing new products in a competitive market place, attracting and retaining skilled employees, and building and maintaining a technology infrastructure to meet the needs of its producers. In 2004 Lebanon Mutual retained Stevens & Lee, a regional law firm, and its subsidiary Griffin Financial Group, LLC, (“Griffin Financial”) to help it review strategic alternatives. The Company reviewed several options including maintaining the status quo, merging with another mutual company, converting from mutual to stock form on its own, and engaging in a so-called sponsored conversion in which the Company would convert from mutual to stock form and simultaneously be acquired by the sponsor. It was clear to Lebanon Mutual’s board that conversion from mutual to stock form was a transformational transaction that could help the Company meet the challenges it faced as a small company.
          Although Lebanon Mutual identified conversion from mutual to stock form as a potentially important component of its strategic plan, obstacles to achievement of this goal existed. First, the cost of converting from mutual to stock form is very high and poses a significant risk to the Company if the conversion is not successfully completed because Lebanon Mutual’s surplus would be reduced by the professional fees and expenses it would be obligated to pay if the transaction failed. Second, few mutual insurance companies of Lebanon Mutual’s size have attempted to convert to stock form. Accordingly, it was unclear whether sufficient demand for the Company’s stock would exist to ensure that the minimum number of shares could be sold in the conversion offering.
          Initially, therefore, Lebanon Mutual considered affiliation with another stock company in a sponsored conversion as a prudent path toward accomplishing its goal. In 2004, the Company’s board of directors authorized Griffin Financial to solicit indications of interest from stock insurance companies for a sponsored conversion transaction. Because of Lebanon Mutual’s small size, the significant cost of a mutual to stock conversion and the fact that Lebanon Mutual had recently experienced poor operating results, Griffin Financial was unable to identify an appropriate sponsor. Potential sponsors told Griffin Financial that they were unwilling to undertake the significant cost of a sponsored conversion for the comparatively small increase in size and scale that Lebanon Mutual would offer the sponsor. However, Griffin Financial advised the Company that Griffin Financial believed there would be greater interest in acquiring Lebanon Mutual if it were a stock company because the cost of acquiring Lebanon Mutual then would be dramatically less than the cost of a sponsored conversion.

          Therefore, at that time it appeared that Lebanon Mutual’s options were to do nothing and maintain the status quo, engage in a merger with another mutual or convert from mutual to stock form on its own. Although the Company had some discussions regarding a mutual merger, it did not elect to pursue any of these transactions. In addition, the Company was not prepared to assume the risks associated with converting on its own. As a result it elected not to pursue any merger or conversion transaction and focused on its core operating business. During that time Lebanon Mutual’s performance significantly improved.
          In the Fall of 2007, and in part due to Lebanon Mutual’s improved performance, Stevens & Lee and Griffin Financial presented a new proposal to Lebanon Mutual that was designed to address the major risks associated with converting from mutual to stock form on its own. Stevens & Lee and Griffin Financial advised Lebanon Mutual that they were prepared to form and finance Griffin MTS Partners, LLC, a private equity fund (“Griffin MTS”), which would pay all of the out-of-pocket costs incurred by Lebanon Mutual in connection with the conversion in exchange for a payment of $2,400,000 upon completion of the conversion. Lebanon Mutual is only required to reimburse Griffin MTS for any costs in the event that Lebanon Mutual abandons the conversion. In addition, Griffin MTS agreed to purchase the lesser of 650,000 shares ($6.5 million) or 35% of the number of shares issued in the conversion.
          As a result of this proposal, the Company’s board concluded that the risk of completing a conversion would be greatly reduced. First, Lebanon Mutual would not bear the costs in the event the transaction failed unless it unilaterally abandoned the transaction. Second, because Griffin MTS was committing to purchase a large block of stock, the risk that the stock would not be sold was significantly reduced. On October 16, 2007, a committee of the board of directors directed management and counsel to meet with the Pennsylvania Insurance Department to discuss the proposed transaction. Management and Stevens & Lee met with the Pennsylvania Insurance Department on October 31, 2007, and briefed the Department on the terms of the potential transaction. Subsequent to that meeting, Lebanon Mutual directed Stevens & Lee to prepare a plan of conversion and an investment agreement (the “Investment Agreement”) for consideration at the December 19, 2007 meeting of the board of directors. On that date the Plan of Conversion was adopted and the Investment Agreement was executed.

          Lebanon Mutual believes that completion of the Conversion will provide it with strategic flexibility. With increased capital the Company will be positioned to grow as an independent company and achieve its operational goals. Conversely, as a stock company it will be more attractive as an acquisition partner because the transaction costs to complete a stock acquisition are dramatically less than the cost of a sponsored conversion. Furthermore, its stronger operating performance, stronger capitalization and ability to provide premium growth to an acquisition partner in a market in which premium prices are declining (a so-called “soft” market) should be attractive. Lebanon Mutual believes this ability to continue as a separate, independent company or seek an affiliation if it is in the best interests of the Company, its shareholders, customers and employees is a desirable strategic position. Although Lebanon Mutual believes it will be a more attractive acquisition partner after the conversion, it has no immediate plans to seek an acquisition partner after completion of the conversion. Purchasers of the Holding Company’s common stock in the offering should not purchase the common stock in anticipation of a subsequent sale of the Company.
          Operationally, Lebanon Mutual is primarily a commercial property and casualty insurer and it expects that the commercial lines business will remain its focus. The Company will use the capital generated by the conversion to strengthen this core competency. Specifically, Lebanon Mutual’s goals are to:
• Attract and retain high-quality insurance producers. The Company intends to implement this strategy through increased marketing activities in targeted growth markets to attract high quality producers. It believes the increased capital resulting from the conversion may enable it to eventually secure a higher rating from A.M. Best and Company, which should help it to attract producers. This increased marketing effort will require hiring additional marketing personnel.
• Invest in technology. Lebanon Mutual will continue to invest in technology, both to make its system more user-friendly for its producers and to facilitate increases in premium volume and to improve its profitability by reducing expenses.

• Reduce reliance on reinsurance. The Company believes the increased capital from the conversion will allow it to increase the risk it retains on individual policies, which will increase net premium volume.
• Diversify business geographically. Lebanon Mutual intends to increase its business outside Pennsylvania by selectively expanding its producer relationships. Geographic expansion will most likely be focused on the Mid-Atlantic region, but the Company intends to explore any opportunities that arise to determine if they are financially attractive.
          The board of directors also believes that reorganizing Lebanon Mutual as a wholly-owned subsidiary of the Holding Company will enhance and improve operational flexibility and will facilitate product expansion and possible acquisitions. This will result in diversification of risk and enable Lebanon Mutual to compete more effectively with other insurance companies.
          To facilitate the Conversion, the Holding Company and Lebanon Mutual entered into an Investment Agreement dated December 19, 2007, with Griffin MTS. This Investment Agreement was later amended and restated on April 16, 2008. Under the Investment Agreement, Griffin MTS will finance the completion of the Conversion (and absorb the related costs if the Conversion does not close) and purchase a significant interest in Lebanon Mutual to help insure completion of the Conversion. Griffin MTS expects to seek third party investors in a separate private placement offering of units in Griffin MTS to fund its obligations under the Investment Agreement. However, Stevens & Lee has guaranteed Griffin MTS’s obligations under the Investment Agreement, and therefore completion of the Conversion is not conditioned upon Griffin MTS attracting third party investors to purchase units in Griffin MTS. The principal terms of the Investment Agreement are as follows:
• Griffin MTS has agreed to jointly engage with Lebanon Mutual all providers of professional services in connection with the Conversion, pay all professional fees and expenses and other out-of-pocket expenses prior to completion of the Conversion, and absorb all costs and fees in the event the conversion is not completed, unless the reason for non-completion is because Lebanon Mutual elects to abandon the transaction.

• Fees and expenses that Griffin MTS has agreed to pay include, among others, the Company’s independent counsel, Feldman, the Pennsylvania Insurance Department’s appraiser, the Company’s independent registered accountants, Beard Miller & Company, the Company’s proxy solicitor, if any, the Company’s marketing agent, Stifel Nicolaus, the Company’s financial printer and other filing fees and incidental expenses. Like Stevens & Lee and Griffin Financial, each provider of professional services has agreed to look solely to Griffin MTS for payment of its fees and expenses. As of the date hereof, Griffin MTS has advised Lebanon Mutual that it estimates that professional fees and expenses, other than the fees and expenses of Stevens & Lee and Griffin Financial, will be between $900,000 and $1,000,000.
• Upon completion of the Conversion, Lebanon Mutual has agreed to pay Griffin MTS a fee of $2.4 million out of the net proceeds of the offering. This payment will reimburse Griffin MTS for fees and expenses of the other professionals it has advanced or will pay at the closing. Of the remaining amount, Griffin MTS expects to pay $275,000 to Griffin Financial for its financial advisory services and the balance will be paid to Stevens & Lee for its legal services and for assuming the risk related to its guarantee of the performance of Griffin MTS’s obligations under the Investment Agreement.
• Griffin MTS has agreed to purchase in the Conversion the lesser of (i) 35% of the number of shares sold in the offering, or (ii) $6,500,000 (650,000 shares). Griffin MTS will have the right under the Plan of Conversion to purchase 50,000 shares in the subscription offering and has agreed to submit an order in the community offering for the balance of the shares that it has agreed to purchase. Lebanon Mutual will have the option to accept or reject, in whole or in part, the order submitted by Griffin MTS in the community offering. The shares purchased by Griffin MTS will be a separate class of common stock of the Holding Company designated as class B common stock. Except as described below, the class B common stock will be identical in all respects to the class A common stock of the Holding Company that will be sold to all other purchasers in the Conversion.
• If Lebanon Mutual rejects all or any portion of Griffin MTS’ order in the community offering, then in exchange for Griffin MTS raising the capital necessary to satisfy its agreement to purchase and because Griffin MTS will forego the opportunity to receive the redemption premium on such shares as described below, Lebanon Mutual has agreed to pay to Griffin MTS a fee of $1.25 for each share that it orders in the community offering that Lebanon Mutual does not issue to Griffin MTS.
• As long as Griffin MTS holds its class B common stock, it will be entitled to vote as a separate class and elect one director to Lebanon Mutual’s board of directors and will vote together with the class A common stock with respect to the election of all other directors.
• As long as Griffin MTS holds its class B common stock, it will agree to vote its class B common stock in favor of Lebanon Mutual’s nominees for the board of directors, for Lebanon Mutual’s stock-based compensation program and otherwise in accordance with the wishes of Lebanon Mutual’s board of directors, including any acquisition proposal.
• Griffin MTS has agreed not to increase its ownership interest in class A or class B common stock or otherwise take any steps to assert control over Lebanon Mutual.
• Beginning on the first anniversary of the conversion and continuing until the fourth anniversary of the conversion, and subject to the prior approval of the Pennsylvania Insurance Department, Griffin MTS will have the right to require Lebanon Mutual to repurchase all, but not less than all, of its class B common stock at a price of $12.50 per share plus any unpaid accrued dividends.
• In the event that Griffin MTS asks Lebanon Mutual to redeem its class B common stock and the Pennsylvania Insurance Department does not permit the redemption, the class B common stock will accrue a dividend at the rate of $0.50 per share, per annum until the redemption is approved. Payment of the dividend will be subject to the prior approval of the Pennsylvania Insurance Department.
• Until the fourth anniversary of the conversion, Griffin MTS, as holder of the class B common stock voting as a separate class, has the right to disapprove any fundamental transaction such as a merger or sale of the Holding Company or Lebanon Mutual that does not provide for the redemption or purchase of the class B common stock at a price of at least $12.50 per share plus any unpaid accrued dividends.

• Beginning six months after completion of the conversion, Griffin MTS will have the right to sell in the open market shares that it purchased in the conversion offering, subject to a weekly and an aggregate volume limitation. However, if the Holding Company gives written notice to Griffin MTS, it must cease any market sales for 30 days. Griffin MTS has agreed it will not sell any shares in any week in an amount in excess of 0.50% of the Holding Company’s outstanding shares and that it will stop selling any shares in the open market upon its receipt of a written request from the Holding Company. Beginning on the third anniversary of the conversion, Griffin MTS is free to sell any or all of its class B common stock in the market or in privately negotiated transactions. Griffin MTS has also agreed to offer to sell such shares to the Holding Company prior to selling any shares to any other person. Upon any sale, the class B common stock automatically converts into class A common stock and all attributes of the class B common stock sold, including the redemption and dividend rights described herein, terminate.
The Offering of Holding Company Common Stock
          In connection with the Plan, the Holding Company is concurrently offering for sale Holding Company common stock through the issuance of nontransferable subscription rights (the “Subscription Offering”), first, to Eligible Policyholders, second, to the Holding Company’s employee stock ownership plan (the “ESOP”), third, to the directors, officers and employees of the Company and fourth, to Griffin MTS (up to a maximum of 50,000 shares). Subscription rights received in any of the foregoing categories will be subordinated to the subscription rights of those in a prior category, except that the ESOP shall have the right to purchase in the aggregate up to ten percent (10%) of the number of shares of Holding Company common stock issued in the Conversion and Griffin MTS has the right to purchase 50,000 shares.
          This Proxy Statement does not constitute an offer to sell shares of Holding Company common stock. Such offer shall be made only by means of the prospectus that accompanies this Proxy Statement. Please review the prospectus carefully before investing. The prospectus contains detailed information concerning the Subscription Offering, including:

•	a discussion of the risks of investing in shares of Holding Company common stock;

•	historical financial data for Lebanon Mutual;

•	pro forma financial data for the Holding Company;

•	a discussion of Lebanon Mutual’s business, financial condition and results of operations;

•	a review of certain tax consequences of the Conversion to Lebanon Mutual and its policyholders;

•	information concerning management and management compensation; and

•	a discussion of the Holding Company’s articles of incorporation and bylaws.
          If Lebanon Mutual receives subscriptions in the Subscription Offering for more than 1,380,000 shares, which is the maximum number being offered to Eligible Policyholders, directors, officers and employees of Lebanon Mutual, the subscription of such eligible policyholders, directors, officers and employees of Lebanon Mutual may be reduced. In that event, no shares will be sold in the community offering, and the shares of common stock will be allocated first to Eligible Policyholders and then to directors, officers and employees of Lebanon Mutual. The maximum number of shares being offered will be increased to the extent necessary to allow Griffin MTS to purchase 50,000 shares and the ESOP to purchase 10% of the shares issued in the Conversion.
          If Eligible Policyholders subscribe for more than 1,380,000 shares, no shares of common stock will be sold to directors, officers and employees of Lebanon Mutual (except in his or her capacity as an Eligible Policyholder). The shares of common stock will be allocated so as to permit each subscribing Eligible Policyholder to purchase up to 1,000 shares (unless the magnitude of subscriptions does not permit such an allocation). Any remaining shares will be allocated among the Eligible Policyholders who subscribe for more than 1,000 shares in proportion to the respective amounts of shares for which they subscribe.
          To the extent that shares remain available after satisfaction of all subscriptions in the Subscription Offering, shares of Holding Company common stock may be offered to the general public in a community offering (the “Community Offering”). The Community Offering, if any, will commence at the same time as, during, or promptly after the Subscription Offering and will not continue for more than 45 days after the end of the Subscription Offering, unless extended by us with the approval of the Department.
          In the Community Offering, the Holding Company, in its sole and absolute discretion, may give preference to subscriptions received from the following categories of subscribers before proceeding to accept subscriptions from the general public:
          • Griffin MTS;
          • natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are residents of Berks, Dauphin, Lancaster, and Lebanon Counties, Pennsylvania;
          • licensed insurance agencies that have been appointed by or otherwise are under contract with Lebanon Mutual to market and distribute policies of insurance; and
          • policyholders under policies of insurance issued by Lebanon Mutual after December 19, 2007.
          Subject to the priority categories described in the preceding paragraph, the Holding Company common stock offered in the Community Offering will be offered and sold in a manner designed to achieve a wide distribution of the common stock. Unlike the Subscription Offering, purchasers in the Community Offering do not have any right to purchase shares in the Offering, and their orders are subordinate to the rights of the eligible subscribers in the Subscription Offering. Griffin MTS has agreed to purchase the lesser of (i) 650,000 shares and (ii) an amount equal to 35% of the shares sold in the conversion offering, but Lebanon Mutual has the right to accept or reject, in whole or in part, Griffin MTS’ offer to purchase shares in excess of the 50,000 shares that it has the right to purchase in the Subscription Offering.
          If the number of shares purchased in the Subscription and Community Offerings are collectively less than 1,020,000, then Lebanon Mutual may choose to return all funds received in the Offerings promptly to purchasers, without interest. Alternatively, Lebanon

Mutual may cause a new valuation of the pro forma market value of Lebanon Mutual, as a subsidiary of LMI Holdings, to be performed, and based on this valuation commence a new offering of the common stock. In that event, people who submitted subscriptions or orders will be permitted to cancel, modify, or confirm their orders.
          The Subscription Offering and the Community Offering (collectively, the “Conversion Offerings”) will be managed by Stifel Nicolaus. Any shares of Holding Company Common Stock not purchased in the Conversion Offerings may, in the absolute discretion of the Holding Company, be offered for sale to the general public through a syndicate of registered broker-dealers to be formed and managed by Stifel Nicolaus on the Holding Company’s behalf (the “Syndicated Community Offering”). The Conversion Offerings and the Syndicated Community Offering, if any, are hereinafter collectively referred to as the “Offerings.”
          The Holding Company common stock issued in the Offerings will be freely transferable under the Securities Act of 1933, as amended (the “1933 Act”); provided, however that shares issued to directors and officers of Lebanon Mutual or of the Holding Company will be restricted as to transfer for a period of one year from the effective date of the Conversion pursuant to the provisions of the Act, and will be subject to additional transfer restrictions under the 1933 Act.
Valuation of the Company
          The Act requires that the aggregate purchase price of the Holding Company common stock to be issued in the Conversion be equal to the fair market value of such shares based upon an independent valuation of the estimated consolidated pro forma market value of Lebanon Mutual following the Conversion as a subsidiary of the Holding Company. Feldman, a firm experienced in corporate valuations, has made an independent appraisal of the estimated consolidated pro forma market value of Lebanon Mutual (the “Valuation”) as a subsidiary of the Holding Company and has determined that, as of April 11, 2008, such estimated consolidated pro forma market value ranged from 10,200,000 to 13,800,000 (the “Estimated Valuation Range”). The Holding Company, in consultation with its advisors, has determined to offer the shares in the Conversion at a price of $10.00 per share (the “Purchase Price”). Accordingly, the Holding Company will offer between 1,020,000 and 1,380,000 shares of Holding Company common stock in the Offerings, except that the Holding Company may issue up to 1,588,889 shares if necessary to satisfy the ESOP’s subscription rights to purchase 10% of the shares issued in the Conversion and Griffin MTS’s right to purchase at least 50,000 shares. The Valuation is not intended and must not be construed as a recommendation of any kind as to the advisability of purchasing shares or as any form of assurance that, after the Conversion, the shares can be resold at or above the Purchase Price. The Valuation considered a number of factors and was based upon estimates derived from those factors, all of which are subject to change from time to time. In preparing the Valuation, Feldman relied upon and assumed the accuracy and completeness of financial and statistical information provided by Lebanon Mutual. Feldman did not verify the unaudited financial statements of Lebanon Mutual as of and for the three months ended March 31, 2008, or the audited financial statements of Lebanon Mutual as of and for the years ended December 31, 2007, 2006 and 2005, or independently value the assets of Lebanon Mutual. The Valuation will be further updated immediately prior to the completion of the Conversion.
          The total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers if the aggregate purchase price is not less than the minimum or more than the maximum of the Estimated Valuation Range, which maximum may be increased if necessary to satisfy the subscription rights of the ESOP and Griffin MTS. Based on the Purchase Price and excluding shares issued to the ESOP and Griffin MTS, the total number of shares of Holding Company Common Stock that may be issued without a resolicitation of subscribers is from 1,020,000 to 1,380,000 shares. If, subsequent to re-solicitation, if any, less than the minimum number of shares offered is sold, all subscriptions will be canceled and all funds will be returned to subscribers without interest.
Amendment of Articles of Incorporation.
          The Conversion will be accomplished by the filing of amended and restated articles of incorporation for Lebanon Mutual. These amended and restated articles will, among other things, create and authorize the issuance of shares of capital stock of the converted company. The Holding Company has received the approval of the Department to contribute 50% of the net proceeds of the offering to Lebanon Mutual in exchange for all of the capital stock of Lebanon Mutual to be issued in the conversion.

          After issuance of the shares of capital stock to the Holding Company, Lebanon Mutual will become a wholly owned stock subsidiary of the Holding Company. The conversion will be effected only if subscriptions are received for at least 1,020,000 shares of common stock. The conversion will be accounted for as a simultaneous reorganization, recapitalization and share offering that will not change the historical accounting basis of Lebanon Mutual’s financial statements.
          The proposed amendment and restatement of Lebanon Mutual’s existing Articles of Incorporation is an integral part of the Plan. A copy of the proposed Amended and Restated Articles of Incorporation of Lebanon Mutual are attached to this Proxy Statement as Exhibit C.
Effect of the Conversion on Policyholders
          General. Each policyholder in a mutual insurance company, such as Lebanon Mutual, has certain interests in the insurance company issuing the policy, including the contractual right to insurance coverage, the right to vote for the election of directors and certain other corporate transactions, and the right to receive dividends if, as and when declared by the board of directors of the company.
          Mutual policyholders also have rights in the unlikely event of a solvent dissolution of a mutual insurance company. Under Pennsylvania law, it is unclear how mutual policyholders are treated in this case. One provision of Pennsylvania law applies to all nonstock corporations. Under this provision, unless otherwise provided in the articles, bylaws or the documents evidencing membership in the nonstock corporation, upon a solvent dissolution, members have the right to receive a pro rata distribution of any surplus remaining after the satisfaction of all claims and other liabilities of the company. A more recent provision of Pennsylvania law, specifically applicable to mutual insurance companies, states that any surplus of a mutual insurance company remaining after satisfaction of all claims and liabilities escheats to the Commonwealth of Pennsylvania. In the view of the Department, the more recent statute is controlling.
          A policyholder of a mutual insurance company must have an effective insurance policy issued by that mutual company in order to be a member of that company. However, this membership interest has no market value because it cannot be separated from the underlying policy and in any event is not transferable. A policyholder whose policy is terminated loses the membership interest. As of the completion of the conversion, all policyholder interests in Lebanon Mutual, except contract rights under policies of insurance, will terminate.
          Each policy of insurance issued by Lebanon Mutual and in force on the date the Amended and Restated Articles of Incorporation of Lebanon Mutual are filed in the office of Department of State of the Commonwealth of Pennsylvania will remain in force as a policy issued by the converted Company in accordance with the terms of such policy, except that, as of such date: (i) all voting rights (if any) of the holder of such policy will be extinguished, (ii) all rights of the holder of such policy to share in the surplus of such converted Company (if any) will be extinguished, and (iii) in the case of a participating policy (i.e., a policy which entitles the policyholder in the capacity of a policyholder to receive dividends if, as and when declared by a mutual insurance company), if any, the converted Company shall have the right on the renewal date of such policy to issue a nonparticipating policy in substitution for the participating policy.
          If the Plan of Conversion is not approved by Lebanon Mutual’s eligible policyholders or if the conversion fails to be completed for any other reason, Lebanon Mutual will continue as a mutual insurance company. In this case, eligible policyholders will retain the rights described above.
          Continuity of Insurance Coverage and Business Operations. The Conversion will not change the insurance protection or premiums under individual insurance policies with Lebanon Mutual. During and after the Conversion, the normal business of Lebanon Mutual of issuing insurance policies in exchange for premium payments and processing and paying claims will continue without change or interruption. After the Conversion, Lebanon Mutual will continue to provide services for policyholders under current policies and by its present management and staff.
          The Board of Directors serving Lebanon Mutual at the time of the Conversion will serve as the Board of Directors of Lebanon Mutual after the Conversion. The Board of Directors of the Holding Company will consist of the following persons, each of whom is an existing director of Lebanon Mutual: Darwin G. Glick, S. Bruce Kurtz, Milton Garrison, Mark J. Keyser, Joseph F. Lauck, Jr., Warren L. Lewis, Rollin P. Rissinger, Jr., and Keith A. Ulsh.

          Griffin MTS also has the right to have a representative elected to the board of directors of the Holding Company. As of closing, Griffin MTS expects to request the board of directors of the Holding Company and Lebanon Mutual to appoint                                          as Griffin MTS’s representative on their respective boards. All officers of Lebanon Mutual at the time of the conversion will retain their positions with Lebanon Mutual after the conversion.
          Voting Rights. After the Conversion, the voting rights of all policyholders in Lebanon Mutual will cease. Policyholders will no longer have the right to elect the directors of Lebanon Mutual or approve transactions involving Lebanon Mutual. Instead, voting rights in Lebanon Mutual will be held by the Holding Company, which will own all the capital stock of Lebanon Mutual. Voting rights in the Holding Company will be held by the shareholders of the Holding Company. Each holder of common stock will be entitled to vote on any matter to be considered by the shareholders of the Holding Company, subject to the terms of the Holding Company’s articles of incorporation and bylaws and to the provisions of Pennsylvania and federal law.
          Dividends. The conversion will not affect the reasonable expectation of a policyholder to receive dividends from Lebanon Mutual. The terms of the current policies of insurance provide that dividends will be paid only if, as and when declared by the board of directors of Lebanon Mutual. Lebanon Mutual has never declared a policyholder dividend. Regarding the Holding Company, its shareholders will have the exclusive right to receive any dividends paid by the Holding Company.
          Rights Upon Dissolution. As discussed above, it is unclear what right policyholders would have if there were a solvent dissolution of Lebanon Mutual. However, it is clear that after the conversion, policyholders will no longer have the right to receive a pro rata distribution of any remaining surplus of Lebanon Mutual. Instead, this right will vest in the Holding Company as the sole shareholder of Lebanon Mutual. In the event of a liquidation, dissolution or winding up of the Holding Company, shareholders of the Holding Company would be entitled to receive, after payment of all debts and liabilities of the Holding Company, a pro rata portion of all assets of the Holding Company.
     Tax Effects.

          In General.
          Lebanon Mutual has obtained from Stevens & Lee an opinion concerning certain material tax consequences of the Conversion and the Subscription Offering to Lebanon Mutual and the Eligible Policyholders to the effect that, on the basis of certain facts and customary representations and assumptions that are set forth or referred to in such opinion and must be consistent with the facts existing at the closing date of the Conversion, for federal income tax purposes:
•	the conversion of Lebanon Mutual from mutual to stock form will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	no gain or loss will be recognized by Lebanon Mutual in its pre-Conversion mutual or post-Conversion stock form solely as a result of the reorganization;

•	Lebanon Mutual’s basis in its assets, holding period for its assets, earnings and profits and accounting methods will not be affected by the reorganization, nor will Lebanon Mutual’s net operating loss carryforward, if any, and capital loss carryforward, if any, be affected by the reorganization, except for possible limitations on the rate at which such carryforwards may be used after the reorganization;

•	as discussed below, Eligible Policyholders will be required to recognize gain upon the receipt of subscription rights if and to the extent that the subscription rights that are allocated to an Eligible Policyholder are determined to have fair market value;

•	the basis of the common stock purchased by an Eligible Policyholder pursuant to the exercise of subscription rights will equal the sum of the purchase price of the stock, plus the gain, if any, recognized by the Eligible Policyholder on the subscription rights that are exercised; and

•	the holding period of the common stock purchased by an Eligible Policyholder through the exercise of subscription rights will begin on the date on which the subscription rights are exercised. In all other cases, the holding period of common stock purchased by an Eligible Policyholder will begin on the date following the date on which the stock is purchased.
                Subscription Rights.
          Generally, the federal income tax consequences of the receipt, exercise and lapse of subscription rights are uncertain. They present novel issues of tax law that are not addressed by any direct authorities. Nevertheless, Stevens & Lee has opined that:
          - any gain realized by an Eligible Policyholder as a result of the receipt of subscription rights with a fair market value must be recognized, whether or not such rights are exercised; and
          - the amount of gain recognized by each Eligible Policyholder should equal the fair market value of subscription rights received by the Eligible Policyholder.
          Although not free from doubt, if an Eligible Policyholder is required to recognize gain on the receipt of subscription rights and does not exercise some or all of such subscription rights, the Eligible Policyholder should recognize a corresponding loss upon the expiration or lapse of his or her unexercised subscription rights. The amount of that loss should equal the gain previously recognized upon receipt of the unexercised subscription rights, although the loss may not have the same character as the corresponding gain.
          Although not free from doubt, if the membership interests in Lebanon Mutual that are held by an Eligible Policyholder are capital assets in the hands of that Eligible Policyholder on the effective date of the conversion, then any gain resulting from the receipt of the subscription rights should constitute a capital gain. If the common stock that an Eligible Policyholder would have received upon exercise of the lapsed subscription rights would have constituted a capital asset in the hands of that Eligible Policyholder, the resulting loss upon expiration of the subscription rights should constitute a capital loss. For purposes of determining gain, it is unclear how the subscription rights should be valued or how to determine the number of subscription rights that may be allocated to each Eligible Policyholder during the subscription offering.

     In the opinion of Feldman, the subscription rights do not have any fair market value, for a number of reasons. These rights are nontransferable, personal rights of short duration. They are provided without charge, and give the holder only the right to purchase shares of common stock in the subscription offering at a price equal to its estimated fair market value. This price is the same price at which such stock will be sold to purchasers in the Community Offering or the syndicated community offering, if any. Nevertheless, Eligible Policyholders are encouraged to consult with their tax advisors about the tax consequences of the Conversion and the subscription offering.
          Constructive Dividends.
     Generally, under section 305 of the Code, a distribution by a corporation of its stock or rights to acquire its stock is taxable if the distribution, or a series of distributions of which such distribution is one, has the result of the receipt of cash or property (other than stock of the distributing corporation) by some shareholders and an increase in other shareholders’ proportionate interests in the assets or earnings and profits of the distributing corporation. In addition, under the Treasury regulations, any transaction or series of transactions, including a redemption or a recapitalization, may be treated as a distribution with respect to any shareholder whose proportionate interest in the assets or earnings and profits of the corporation is increased as a result of such transaction or series of transactions. Nevertheless, the Treasury regulations also provide that section 305 does not apply to a distribution to a shareholder unless such distribution is made to the shareholder in its capacity as a shareholder, or to a distribution of cash or property incident to an isolated redemption of stock.
     If section 305 applies to any of the transactions described in this proxy statement, any increase in a shareholder’s proportionate interest in the Holding Company’s assets or the Holding Company’s earnings and profits may result in a constructive dividend that is taxable to such shareholder to the extent of such shareholder’s pro rata share of our current and accumulated earnings and profits deemed distributed to such shareholder as determined under U.S. federal income tax principles.
     Under the Investment Agreement:

•	the Holding Company has the right to require Griffin MTS to purchase in the offering that number of shares of the Holding Company class B common stock that is equal to the lesser of (i) 35% of the shares issued in the offering, and (ii) 650,000 shares, in order to ensure completion of a successful offering; and, in exchange for its commitment to purchase such shares and incur the costs that are incident to meeting its obligation to purchase such shares, the Holding Company has agreed to pay Griffin MTS a fee equal to $1.25 per share with respect to each share that the Holding Company decides not to sell to Griffin MTS in the Community Offering; and

•	beginning on the first anniversary of the Conversion and continuing until the fourth anniversary of the Conversion, subject to the prior approval of the Pennsylvania Insurance Department, Griffin MTS will have the right to require the Holding Company to repurchase all, but not less than all, of its class B common stock at a price of $12.50 per share plus any unpaid accrued dividends.
     The Holding Company believes, and based on the Treasury regulations the Holding Company intends to take the position, that section 305 of the Code does not apply to any stand by fee it may be required to pay to Griffin MTS or to any distribution the Holding Company may be required to make to Griffin MTS in redemption of its class B common stock because: (a) the Holding Company believes that any stand by fee it pays to Griffin MTS is properly characterized as compensation for services provided by Griffin MTS in the offering, and such payments will be made to Griffin MTS solely in its capacity as a provider of services and not in its capacity as a shareholder; and (b) the Holding Company expects that any distribution it may be required to make in redemption of class B common stock from Griffin MTS will be incident to an isolated redemption of stock. No assurance can be given, however, that the IRS will agree with the Holding Company’s positions or that any challenge to such positions by the IRS, if made, will not be successful. If the IRS were to challenge successfully either or both of such positions, a shareholder could be deemed to have received a distribution taxable as a dividend to the extent of his, her or its pro rata share of the Holding Company’s current and accumulated earnings and profits deemed distributed to such shareholder even though he, she or it will not have received any cash or property as a result of such transactions.
     You should consult your tax advisors with respect to the potential tax consequences to you in the light of your particular circumstances if the IRS successfully asserts that section 305 of the Code is applicable to the proposed transactions with Griffin MTS.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO EACH ELIGIBLE POLICYHOLDER, INCLUDING POLICYHOLDERS THAT MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND ELIGIBLE POLICYHOLDERS WHO ARE EMPLOYEES OF AN INSURANCE COMPANY OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ELIGIBLE POLICYHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS, HER OR ITS OWN PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING THE RECEIPT, EXERCISE AND LAPSE OF SUBSCRIPTION RIGHTS, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE CONVERSION.
Interpretation and Amendment of the Plan of Conversion
          All interpretations of the Plan by the board of directors of Lebanon Mutual and the board of directors of the Holding Company will be final, subject to the limitations of applicable law. The Plan may be amended at any time before it is approved by the Department, provided that the amendment is approved by the affirmative vote of two-thirds of the directors of the Holding Company and Lebanon Mutual. The Plan also may be amended at any time after it is approved by the Department, provided that the amendment is approved by the affirmative vote of two-thirds of the directors of the Holding Company and Lebanon Mutual, and by the Department. The Plan may be amended at any time after it is approved by the Eligible Policyholders of Lebanon Mutual and prior to the effective date of the Conversion, provided that the amendment is approved by the affirmative vote of two-thirds of the directors of the Holding Company and of Lebanon Mutual then in office and by the Department. In addition, if the Department determines that the amendment is material, the amendment also must be approved by the affirmative vote of at least two-thirds of the votes cast at a meeting of Eligible Policyholders called for that purpose. If Eligible Policyholders are required to approve an amendment to the plan, the Holding Company will send a proxy statement to each Eligible Policyholder as soon as practical after the amendment is approved by the directors of the Holding Company and Lebanon Mutual and the Department.
          If prior to the effective date of the Conversion, the Department adopts regulations containing mandatory or optional provisions applicable to the Conversion, the Plan may be amended to conform to these regulations. This type of amendment can be made at any time prior to the effective date, provided that it is approved by the affirmative vote of two-thirds of the directors of the Holding Company and Lebanon Mutual, and no re-solicitation of proxies or further approval by Eligible Policyholders will be required.
Termination
          The Plan may be terminated at any time before it is approved by the Eligible Policyholders provided that the termination is approved by the affirmative vote of two-thirds of the directors of the Holding Company and Lebanon Mutual. The Plan may be terminated at any time after it is approved by Eligible Policyholders and prior to the Conversion’s effective date by the affirmative vote of two-thirds of the directors of the Holding Company and Lebanon Mutual provided that any such termination is also approved by the Department.
Certain Benefits to Employees & Directors
          The ESOP is expected to purchase 10% of the shares of Holding Company common stock sold in the Conversion, which will be awarded to substantially all employees without payment by such persons of cash consideration. Under the ESOP, shares of Holding Company common stock will be allocated annually to employees of Lebanon Mutual over a 10 year period on the basis of their respective annual wages. Employees must be employed at least 1,000 hours in a calendar year in order to receive an allocation. In addition, the Holding Company intends to adopt a Stock Compensation Plan pursuant to which the Holding Company intends: (i) to award to employees and directors of the Holding Company up to 4% of the number of shares of Holding Company common stock sold in the Conversion without payment, and (ii) grant options to acquire Holding Company common stock to employees and directors of Lebanon Mutual and the Holding Company, in an amount up to 10% of the number of shares of Holding Company common stock sold in the Conversion. The Stock Compensation Plan is subject to approval by the Holding Company’s shareholders at the first annual meeting of shareholders to be held no sooner than six months after the consummation of the Conversion. No decisions concerning the number of shares to be awarded or options to be granted to any director or employee have been made at this time. For a more detailed description of the benefits to employees and directors, see the accompanying prospectus.

THE COMPANY’S ARTICLES OF INCORPORATION
AND BYLAWS
          The following is a summary of certain provisions of the Amended and Restated Articles of Incorporation and Bylaws of Lebanon Mutual, which will become effective upon the completion of the Conversion.
          Lebanon Mutual’s Amended and Restated Articles of Incorporation will authorize Lebanon Mutual to issue 2,000,000 shares of common stock, $1.00 par value per share. All of Lebanon Mutual’s outstanding common stock will be issued to and owned by the Holding Company. Accordingly, exclusive voting rights with respect to the affairs of Lebanon Mutual after the Conversion will be vested in the Board of Directors of the Holding Company. A vote in favor of the Plan also will constitute a vote to approve the Amended and Restated Articles of Incorporation of Lebanon Mutual.
          Lebanon Mutual’s Bylaws will provide that the number of directors of Lebanon Mutual shall not be fewer than seven, with the exact number to be determined by the Board of Directors. The proposed Bylaws will provide that the number of directors will not be staggered, so that all of the members of the Board will be elected each year.
          Lebanon Mutual’s Amended and Restated Articles of Incorporation will provide that such Articles may be amended only if such amendment is approved by the Board of Directors of Lebanon Mutual, and, if and to the extent required by law, approved by the Department and the shareholders of Lebanon Mutual (i.e., the Holding Company). The Bylaws may be amended by an affirmative vote of 66 2/3% of the Board of Directors of Lebanon Mutual or by an affirmative vote of 80% of the outstanding shares of voting stock of Lebanon Mutual at a meeting called for such purpose.
RECOMMENDATION OF THE BOARD OF DIRECTORS
          THE BOARD OF DIRECTORS OF LEBANON MUTUAL UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PLAN. VOTING IN FAVOR OF THE PLAN WILL NOT OBLIGATE YOU TO PURCHASE COMMON STOCK IN THE OFFERING.

ADDITIONAL INFORMATION
          YOUR BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THIS PROXY MATERIAL AND, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, TO FILL IN, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTES WILL BE COUNTED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT DELIVERED TO THE SECRETARY OF LEBANON MUTUAL AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.
          THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE HOLDING COMPANY COMMON STOCK. SUCH OFFERS MAY BE MADE ONLY BY THE PROSPECTUS.

BY ORDER OF THE BOARD OF DIRECTORS

Rollin P. Rissinger, Jr.
President, Chief Executive Officer and Director
                    , 2008
Cleona, Pennsylvania
IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT                                         AT LEBANON MUTUAL AT (717) 272-6655 BETWEEN THE HOURS OF                     AND                     .

LEBANON MUTUAL INSURANCE COMPANY
          I/We hereby appoint                     , or any one of them acting in the absence of the other, as proxyholders, each with the power to appoint his or her substitute, and hereby authorize them to represent me/us and to vote for me/us as designated on the reverse side, at the Special Meeting of Policyholders to be held on                     , 2008, or any adjournment thereof.
          This proxy, if properly signed, will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE PLAN OF CONVERSION AND THE RELATED AMENDMENT AND RESTATEMENT OF LEBANON MUTUAL’S ARTICLES OF INCORPORATION. VOTING IN FAVOR OF THE PLAN WILL NOT OBLIGATE YOU TO PURCHASE COMMON STOCK IN THE OFFERING. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the Special Meeting of Policyholders or any adjournment thereof.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LEBANON MUTUAL.
Please vote and sign on the other side.
          ☑   Please mark your vote as in this example.
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:
          Approval of the Plan of Conversion and the related amendment and restatement of Lebanon Mutual’s articles of incorporation
          FOR    ☐      AGAINST    ☐

The undersigned hereby acknowledges receipt of the Proxy Statement dated , 2008 and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof.

Number planning to attend the Special Meeting.

(PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED PROXY REPLY ENVELOPE)
Signature                                                                                                                Date                                                                          , 2008
Only one signature is required in the case of joint policyholders. Please sign exactly as name appears hereon.

EXHIBIT “A”
PLAN OF CONVERSION

A-1

EXHIBIT “B”
PENNSYLVANIA INSURANCE DEPARTMENT ORDER

B-1

EXHIBIT “C”
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
LEBANON INSURANCE COMPANY